Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS ANNOUNCES ELECTION OF

KIM ROY TO BOARD OF DIRECTORS

NEW YORK, N.Y., March 14, 2008 — Weight Watchers International, Inc. (NYSE: WTW) today announced that its Board of Directors yesterday unanimously elected Kim Roy as a member of its Board of Directors effective as of March 30, 2008, the beginning of the Company’s second fiscal quarter of 2008. Ms. Roy will also serve on the Board’s Audit Committee.

Ms. Roy, 49, has served since 2003 as the President of Lauren Womenswear of the Polo Ralph Lauren Corporation, a worldwide leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances for more than 40 years. Prior to joining the Polo Ralph Lauren Corporation, Ms. Roy was the President of Ann Taylor Stores, Inc. and, prior to that, held various senior retail and merchandising positions at Liz Claiborne, Inc., the latest being Group President. Ms. Roy holds a bachelor of science degree from Skidmore College.

“I am very pleased and excited to welcome Kim Roy to our Board of Directors,” said Raymond Debbane, the Company’s Chairman of the Board. “Kim brings an impressive depth of retail and managerial experience and an extensive knowledge of the female consumer, which the Company will benefit from as it continues to strengthen its business and capitalize on its opportunities.”

Ms. Roy’s election was part of the Company’s succession process to replace Sam K. Reed, who previously notified the Company in March 2007 of his desire to resign from the Board at such time as a suitable successor director was duly elected and qualified. Mr. Reed yesterday resigned from the Company’s Board effective as of March 29, 2008, the end of the first fiscal quarter of 2008. Ms. Roy will stand for re-election to the Board at the Company’s annual shareholders meeting on May 6, 2008 for a term coinciding with Mr. Reed’s remaining Class III term (i.e., until the 2010 annual meeting of shareholders).

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 50,000 weekly meetings where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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